UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2021

GOPRO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36514	77-0629474
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
3025 Clearview Way, San Mateo, California 94402
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 332-7600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001	GPRO	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 22, 2021, GoPro, Inc. (the “Company”) entered into a credit agreement (“the Credit Agreement”) by and among the Company, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and the several lenders from time to time party thereto (the “Lenders”), providing for a revolving credit facility in an aggregate principal amount of $50,000,000. If the Company’s Asset Coverage Ratio is at any time less than 1.50, borrowings under the Credit Agreement thereafter also may not exceed a customary borrowing base formula. “Asset Coverage Ratio” is defined as the ratio of (i) the sum of (a) the Company’s cash and cash equivalents in the United States plus specified percentages of other qualified debt investments (“Qualified Cash”) plus (b) specified percentages of the net book values of the Company’s accounts receivable and certain inventory to (ii) $50,000,000.

Revolving loans may be borrowed, repaid and reborrowed until the earlier of (i) January 22, 2024 and (ii) unless the Company has cash in a specified deposit account in an amount equal to or greater than the amount required to repay the Company’s convertible notes due April 2022, 91 days prior to the maturity date of such convertible notes. As of January 22, 2021, the Company had no outstanding revolving loans under the Credit Agreement.

Revolving loans under the Credit Agreement will bear interest, at the Company’s option, at either (i) a floating rate per annum equal to the base rate plus a margin of from 0.50% to 1.00% depending on the Company’s Asset Coverage Ratio or (ii) a per annum rate equal to the rate at which dollar deposits are offered in the London interbank market plus a margin of from 1.50% to 2.00% depending on the Company’s Asset Coverage Ratio.

Under the Credit Agreement, the Company will pay to the Administrative Agent for the account of each Lender an unused line fee based on amounts committed but unused under the credit facility from 0.375% to 0.50% per annum depending on the Company’s utilization of the credit facility. The Company is also obligated to pay the Administrative Agent fees customary for credit facilities of these sizes and types.

The Credit Agreement contains customary representations, warranties, and affirmative and negative covenants. The negative covenants include restrictions on the incurrence of liens and indebtedness, certain investments, dividends, stock repurchases and other matters, all subject to certain exceptions. In addition, the Credit Agreement requires that the Company maintain Liquidity (the sum of unused availability under the credit facility and the Company’s Qualified Cash) of at least $55,000,000 (of which at least $40,000,000 shall be attributable to Qualified Cash), or, if the borrowing base is then in effect, minimum unused availability under the credit facility of at least $10,000,000.

The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s United States subsidiaries. The Company’s obligations under the Credit Agreement are secured by a first priority security interest in substantially all of the assets of the Company and of these subsidiaries (other than intellectual property, which is subject to a negative pledge restricting grants of security interests to third parties).

The Credit Agreement includes customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments and change of control. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

The Administrative Agent and the Lenders, and certain of their respective affiliates, have provided, and in the future may provide, financial, banking and related services to the Company. These parties have received, and in the future may receive, compensation from the Company for these services.

The foregoing summary and description of the provisions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2020.

Item 1.02 Termination of a Material Definitive Agreement

Concurrently with the execution of the Credit Agreement, the Company terminated its $250 million Credit Agreement, by and among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A. dated March

25, 2016 (the “Prior Credit Agreement”). The Prior Credit Agreement would otherwise have matured on March 25, 2021. The Company did not have any borrowings outstanding under the Prior Credit Agreement.

Item 2.03 Creation of a Direct Financing Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document
101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH	XBRL Taxonomy Extension Schema
101.CAL	XBRL Taxonomy Extension Calculation Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase
101.DEF	XBRL Taxonomy Extension Definition Linkbase

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GoPro, Inc.
(Registrant)

Dated: January 22, 2021	By: /s/ Brian McGee
Brian McGee Chief Financial Officer and Chief Operating Officer (Principal Financial Officer)